Exhibit 23.5

CONSENT OF BAL PHARMA CONSULTING, LLC

BAL Pharma Consulting, LLC hereby consents to all references to the market research survey we were commissioned to prepare on behalf of Motif Bio plc entitled “Assessment of Iclaprim Commercial Opportunity in the Gram Positive Antibiotic Hospital Market in 2016” and to the results of such survey included in the prospectus filed as part of this registration statement and any supplements and amendments thereto, and to all references to BAL Pharma Consulting, LLC as having prepared such survey.

/s/ Lynda Berne

Lynda Berne

Principal

BAL Pharma Consulting, LLC

December 11, 2017